1100 Cassatt Road
Berwyn, PA 19312
Phone: 610•651•5900
Fax: 610•993•2683

For Immediate Release:
August 5, 2004

TRITON PCS REPORTS SECOND-QUARTER 2004 RESULTS
ARPU Rises to $56.68 as Company Posts Adjusted EBITDA of $56.8 Million
Expects Completion of Definitive Agreement With Cingular and AT&T Wireless

BERWYN, Pa., Aug. 5, 2004 – Triton PCS Holdings, Inc. (NYSE: TPC) today reported second-quarter Adjusted EBITDA of $56.8 million as average revenue per user (ARPU) rose nearly $2 from the first quarter to $56.68, fueled by new service plans and price increases implemented during the quarter. Net cash used by operating activities was $18.4 million during the second quarter.

The company is in the process of completing a definitive agreement, based on a non-binding letter of intent with Cingular and AT&T Wireless announced in July, to swap its Virginia network assets and customers in exchange for AT&T Wireless’s businesses in North Carolina and Puerto Rico, plus $175 million in cash from Cingular. Associated definitive agreements would end Triton PCS’s affiliate arrangement with AT&T Wireless. All of the agreements are contingent on Cingular’s acquisition of AT&T Wireless, expected this year.

“We are diligently working to complete our definitive agreement with Cingular and AT&T Wireless, which will begin a fundamental transition for Triton PCS as we move to a new – and we believe substantially better – paradigm,” said Michael E. Kalogris, Triton PCS chairman and chief executive officer. “We will have a strong presence in five of the top 50 markets, higher-growth potential and significantly reduced dependence on roaming revenue with a contiguous footprint in the Carolinas.”

Kalogris said, “In the second quarter, we began to see benefits from our new service plans and price increases that took effect in April with a solid increase in ARPU for the quarter. Roaming revenue increased only modestly from the first quarter, as we continue to experience reduced roaming volume from AT&T Wireless. Continuing pressure on roaming revenue underscores the soundness of our transition to a subscriber-centric business upon completion of our agreements with Cingular and AT&T Wireless.”

Kalogris also reported the company completed the rollout of commercial service of its GSM/GPRS network across all markets in late June, launching the next-generation service in eastern North Carolina as well as in Athens and Augusta, Georgia.

FINANCIAL HIGHLIGHTS (Refer to Schedule 1 for Reconciliation of Non-GAAP Financial Measures)

•	Adjusted EBITDA in the second quarter was $56.8 million compared with $65.0 million in the second quarter of 2003. The company’s Adjusted EBITDA margin was 29.3% in the recent quarter compared with 33.3% a year earlier, reflecting the decline in higher-margin roaming revenue.

•	Cash used in operating activities was $18.4 million for the three months ended June 30, 2004, as compared to cash provided by operating activities of $36.2 million for the three months ended June 30, 2003.

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•	Second-quarter total revenue was $212.5 million compared with $206.5 million a year earlier. Service revenue increased 6.6% to $155.5 million, driven by solid ARPU and increased subscribers, while roaming revenue decreased to $38.5 million from $49.3 million in the second quarter of 2003.

•	ARPU increased $1.95 from the first quarter to $56.68 in the second quarter, compared with $56.51 in the second quarter of 2003. The increase from the first quarter was the result of an increase in billed airtime due to seasonality and the price increases implemented during the quarter.

•	Ending subscribers at June 30, 2004 were 919,073, which was a decline of 833 from the first quarter. Churn was 2.63% in the second quarter, primarily reflecting the impact of recent price increases.

•	Cash costs per user rose to $38.34 from $37.41 a year earlier, affected by the cost of operating two network technologies. Cost per gross addition (CPGA) was $439 in the second quarter versus $440 in the second quarter of 2003.

•	Capital expenditures in the quarter were $23.4 million, primarily for the expansion of the company’s GSM/GPRS network.

•	The company ended the quarter with $169.2 million of available liquidity.

Triton PCS, based in Berwyn, Pennsylvania, is an award-winning wireless carrier providing service in the Southeast. The company markets its service under the brand SunCom, a member of the AT&T Wireless Network. Triton PCS is licensed to operate a digital wireless network in a contiguous area covering 13.8 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky.

For more information on Triton PCS and its products and services, visit the company’s websites at: www.tritonpcs.com, and www.suncom.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release, including the facts and assumptions underlying such discussions, may be considered forward-looking statements and could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed from time to time in the company’s SEC reports. The company assumes no obligation to update information in this release.

Contact:

Steve Somers, CFA
Director of Investor Relations
610-722-4449
ssomers@tritonpcs.com

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TRITON PCS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2004	2003	2004
Revenues:
Service	$145,839	$155,454	$279,346	$303,122
Roaming	49,323	38,520	92,094	72,156
Equipment	11,308	18,515	23,491	35,171

Total revenue	206,470	212,489	394,931	410,449
Expenses:
Cost of service (excluding the below amortization, excluding depreciation of $31,419 and $38,447 for the three months ended June 30, 2003, and 2004, respectively, and $61,646 and $71,913 for the six months ended June 30, 2003 and 2004, respectively, and excluding non-cash compensation of $863 and $800 for the three months ended June 30, 2003 and 2004, respectively and $1,751 and $1,626 for the six months ended June 30, 2003 and 2004, respectively)	61,432	63,777	119,433	122,942
Cost of equipment	23,147	31,818	46,898	64,343
Selling, general and administrative (excluding depreciation of $4,355 and $4,476 for the three months ended June 30, 2003 and 2004, respectively, and $8,652 and $9,111 for the six months ended June 30, 2003 and 2004, respectively, and excluding non-cash compensation of $11,405 and $5,092 for the three months ended June 30, 2003 and 2004, respectively, and $15,755 and $9,868 for the six months ended June 30, 2003 and 2004, respectively)	56,715	60,117	115,946	123,164
Termination benefits and other related charges	195	—	2,350	—
Non-cash compensation	12,268	5,892	17,506	11,494
Depreciation and asset disposal	35,774	42,923	70,298	81,024
Amortization	941	1,744	2,070	3,602

Income from operations	15,998	6,218	20,430	3,880
Interest expense	(37,414)	(30,932)	(74,925)	(62,258)
Other expense	(3,613)	—	(2,898)	—
Debt extinguishment costs	(34,080)	—	(34,080)	—
Interest and other income	696	265	1,292	571

Loss before taxes	(58,413)	(24,449)	(90,181)	(57,807)
Income tax provision	(2,974)	(3,483)	(6,018)	(6,857)

Net loss	(61,387)	(27,932)	(96,199)	(64,664)
Accretion of preferred stock	(3,282)	(3,656)	(6,483)	(7,164)

Net loss applicable to common stockholders	($64,669)	($31,588)	($102,682)	($71,828)

Other comprehensive income, net of tax:
Unrealized gain on derivative instruments	—	—	1,429	—
Plus: reclassification adjustment for losses included in net loss	4,030	—	4,030	—

Comprehensive loss applicable to common stockholders	($60,639)	($31,588)	($97,223)	($71,828)

Net loss applicable to common stockholders per common share (Basic and Diluted)	($0.97)	($0.47)	($1.54)	($1.07)

Weighted average common shares outstanding (Basic and Diluted)	66,497,366	67,198,465	66,347,282	67,014,294

TRITON PCS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31,	June 30,
	2003	2004
ASSETS:
Current assets:
Cash and cash equivalents	$105,966	$69,156
Accounts receivable, net of allowance for doubtful accounts of $3,839 and $4,329, respectively	62,939	63,972
Accounts receivable – roaming partners	19,378	24,265
Inventory, net	24,344	33,974
Prepaid expenses	10,980	13,207
Other current assets	6,552	6,287

Total current assets	$230,159	$210,861
Long term assets:
Property and equipment, net	788,870	749,903
Intangible assets, net	488,883	486,246
Other long-term assets	11,379	9,318

Total assets	$1,519,291	$1,456,328
LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$67,462	$67,110
Accrued liabilities	73,641	57,785
Current portion of capital lease obligations	1,444	1,102
Other current liabilities	35,709	37,586
Preferred stock dividends payable	—	3,508

Total current liabilities	178,256	167,091
Long-term debt:
Capital lease obligations	909	418
Senior notes	710,205	698,449

Senior long-term debt	711,114	698,867
Subordinated notes	732,674	733,500

Total long-term debt	1,443,788	1,432,367
Deferred income taxes	45,956	51,982
Deferred revenue	2,663	1,652
Fair value of derivative instruments	846	13,094
Deferred gain on sale of property and equipment	25,882	25,287
Other long-term liabilities	1,850	1,972

Total liabilities	1,699,241	1,693,445
Commitments and contingencies	—	—
Series A Redeemable Convertible Preferred Stock, $0.01 par value, 1,000,000 shares authorized; 786,253 shares issued and outstanding as of December 31, 2003 and June 30, 2004, including accreted dividends	140,301	143,957
Stockholders’ deficit:
Series B Preferred Stock, $0.01 par value, 50,000,000 shares authorized; no shares issued or outstanding as of December 31, 2003 and June 30, 2004	—	—
Series C Convertible Preferred Stock, $0.01 par value, 3,000,000 shares authorized; no shares issued or outstanding as of December 31, 2003 and June 30, 2004	—	—
Series D Convertible Preferred Stock, $0.01 par value, 16,000,000 shares authorized; 543,683 shares issued and outstanding as of December 31, 2003 and June 30, 2004	5	5
Class A Common Stock, $0.01 par value, 520,000,000 shares authorized; 61,315,511 shares issued and 60,865,217 shares outstanding as of December 31, 2003 and 62,710,778 shares issued and 62,244,819 shares outstanding as of June 30, 2004	609	622
Class B Non-voting Common Stock, $.01 par value, 60,000,000 shares authorized; 7,926,099 shares issued and outstanding as of December 31, 2003 and June 30, 2004	79	79
Additional paid-in capital	591,376	588,971
Accumulated deficit	(876,165)	(940,829)
Common stock held in trust	—	(16)
Deferred compensation	(34,780)	(28,531)
Class A common stock held in treasury, at cost (450,294 and 465,959 shares, respectively)	(1,375)	(1,375)

Total stockholders’ deficit	(320,251)	(381,074)

Total liabilities and stockholders’ deficit	$1,519,291	$1,456,328

TRITION PCS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2003	2004
Cash flows from operating activities:
Net loss	($96,199)	($64,664)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, asset disposal and amortization	72,368	84,626
Deferred income taxes	5,083	6,026
Accretion of interest	19,516	1,667
Loss on equity investment	875	—
Bad debt expense	4,273	3,815
Non-cash compensation	17,506	11,494
Loss on derivative instruments	2,023	—
Loss on debt extinguishment	34,080	—
Change in operating assets and liabilities:
Accounts receivable	(3,118)	(9,735)
Inventory	12,011	(9,630)
Prepaid expenses and other current assets	(4,995)	(1,962)
Intangible and other assets	(817)	1,723
Accounts payable	3,947	(3,620)
Accrued payroll and liabilities	(3,551)	(6,211)
Deferred revenue	2,828	79
Accrued interest	2,384	(86)
Other liabilities	3,001	200

Net cash provided by operating activities	71,215	13,722
Cash flows from investing activities:
Capital expenditures	(45,748)	(40,108)
Investment in and advances to non-consolidated entity	(875)	—
Repayments from non-consolidated entity	58	—
Proceeds from sale of property and equipment	725	532
Acquisition of FCC licenses	(28,330)	—
Other	—	(8)

Net cash used in investing activities	(74,170)	(39,584)
Cash flows from financing activities:
Proceeds from issuance of senior debt, net of discount	710,500	—
Payment under credit facility	(207,961)	—
Payments of subordinated debt	(408,591)	—
Payment of debt extinguishment costs	(25,502)	—
Change in bank overdraft	(9,229)	(10,048)
Contributions under employee stock purchase plan	57	—
Payment of deferred financing costs	(2,221)	(67)
Extinguishment of interest rate swaps	(20,383)	—
Principal payments under capital lease obligations	(1,044)	(833)

Net cash (used in) provided by financing activities	35,626	(10,948)

Net (decrease) increase in cash and cash equivalents	32,671	(36,810)
Cash and cash equivalents, beginning of period	212,450	105,966

Cash and cash equivalents, end of period	$245,121	$69,156

SCHEDULE 1
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. Our method of computation may or may not be comparable to other similarly titled measures of other companies. The following tables reconcile our non-GAAP financial measures with our financial statements presented in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Adjusted EBITDA	2003	2004	2003	2004
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$36,195	$(18,384)	$71,215	$13,722
Change in operating assets and liabilities	(1,310)	47,006	(11,690)	29,242
Interest expense	37,414	30,932	74,925	62,258
Accretion of interest	(5,264)	(842)	(19,516)	(1,667)
Interest and other income	(696)	(265)	(1,292)	(571)
Bad debt expense	(1,757)	(2,100)	(4,273)	(3,815)
Income tax expense	399	430	935	831

Adjusted EBITDA	$64,981	$56,777	$110,304	$100,000

The table above reconciles Adjusted EBITDA with what management believes is the most directly comparable GAAP measure of liquidity, cash provided by operating activities. Adjusted EBITDA can also be calculated as net loss plus net interest expense, income taxes, depreciation and asset disposal and amortization adjusted for other expense (which was exclusively non-cash), non-cash compensation and debt extinguishment costs (which were not indicative of our on-going cash flows from operations). We believe Adjusted EBITDA provides a meaningful measure of liquidity, providing additional information on our cash earnings from on-going operations, our ability to service our long-term debt and other fixed obligations and our ability to fund continued growth with internally generated funds. Adjusted EBITDA is also considered by many financial analysts to be a meaningful indication of an entity’s ability to meet its future financial obligations. Adjusted EBITDA should not be construed as an alternative to cash flows from operating activities as determined in accordance with GAAP. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by the sum of service and roaming revenue, which revenue amounts are determined in accordance with GAAP and presented on the face of our consolidated financial statements. We utilize Adjusted EBITDA margin as a measure of operating efficiency.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Average revenue per user (ARPU)	2003	2004	2003	2004
	(Dollars in thousands, except ARPU)
Service revenue	$145,839	$155,454	$279,346	$303,122
Subscriber retention credits	1,857	901	4,163	2,211

Adjusted service revenue	$147,696	$156,355	$283,509	$305,333
Average subscribers	871,170	919,490	858,539	913,386
ARPU	$56.51	$56.68	$55.04	$55.71

We believe ARPU, which calculates the average service revenue billed to an individual subscriber, is a useful measure to evaluate our past billable service revenue and assist in forecasting our future billable service revenue. ARPU is exclusive of service revenue credits made to retain existing subscribers, as these are discretionary reductions of the amount billed to a subscriber. We have no contractual obligation to issue these credits; therefore, ARPU reflects the amount subscribers have contractually agreed to pay us based on their specific usage pattern. ARPU is calculated by dividing service revenue, exclusive of service revenue credits made to existing subscribers, by our average subscriber base for the respective period. For quarterly periods, average subscribers is calculated by adding subscribers at the beginning of the quarter to subscribers at the end of the quarter and dividing by two; for year to date periods, average subscribers is calculated by adding the average subscriber amount calculated for the quarterly periods during the period and dividing by the number of quarters in the period.

	Three Months Ended		Six Months Ended
ARPU, plus roaming revenue net of	June 30,		June 30,
subscriber retention costs	2003	2004	2003	2004
	(Dollars in thousands, except ARPU)
Service revenue	$145,839	$155,454	$279,346	$303,122
Roaming revenue	49,323	38,520	92,094	72,156

Service and roaming revenue	$195,162	$193,974	$371,440	$375,278
Average subscribers	871,170	919,490	858,539	913,386
ARPU	$74.67	$70.32	$72.11	$68.48

We believe ARPU, plus roaming revenue net of subscriber retention credits, which calculates the average service and roaming revenue per subscriber, provides a gauge to compare our service and roaming revenue to that of other wireless communications providers that may have significantly more or less subscribers and, therefore, more or less revenue on an aggregate basis. In addition, this metric minus cash costs per user, or CCPU, is an indicator of net cash flows generated on a per subscriber basis.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
CCPU and CPGA	2003	2004	2003	2004
	(Dollars in thousands, except CCPU and CPGA)
Cost of service	$61,432	$63,777	$119,433	$122,942
General and administrative expense	33,303	36,818	66,330	72,510
Total cost of equipment – transactions with existing subscribers	5,422	10,258	11,175	22,328

CCPU operating expenses	100,157	110,853	196,938	217,780
Selling expense (1)	23,412	23,299	49,616	50,654
Total cost of equipment – transactions with new subscribers (1)	17,725	21,560	35,723	42,015

CPGA operating expenses	41,137	44,859	85,339	92,669
Termination benefits and other related charges	195	—	2,350	—
Non-cash compensation	12,268	5,892	17,506	11,494
Depreciation and asset disposal	35,774	42,923	70,298	81,024
Amortization	941	1,744	2,070	3,602

Total operating expenses	$190,472	$206,271	$374,501	$406,569
CCPU operating expenses (from above)	$100,157	$110,853	$196,938	$217,780
Equipment revenue – transactions with existing subscribers	(2,384)	(5,093)	(4,978)	(9,596)

CCPU costs, net	$97,773	$105,760	$191,960	$208,184
Average subscribers	871,170	919,490	858,539	913,386
CCPU	$37.41	$38.34	$37.26	$37.99

	Three Months Ended		Six Months Ended
	June 30,		June 30,
CCPU and CPGA (continued)	2003	2004	2003	2004
	(Dollars in thousands, except CCPU and CPGA)
CPGA operating expenses (from above)	$41,137	$44,859	$85,339	$92,669
Equipment revenue – transactions with new subscribers	(8,924)	(13,422)	(18,513)	(25,575)

CPGA costs, net	$32,213	$31,437	$66,826	$67,094
Gross subscriber additions	73,150	71,596	158,450	159,810
CPGA	$440	$439	$422	$420

We believe CCPU, which calculates the cash cost to operate our business on a per subscriber basis, is a useful measure to compare our subscriber costs to that of other wireless communications providers. In addition to our subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on our network. CCPU is calculated as the total of GAAP operating expenses reported on our consolidated statements of operations, less equipment revenue related to transactions with existing subscribers, depreciation and asset disposal, amortization, non-cash compensation, termination benefits and related charges and operating costs incurred to acquire new subscribers (as described below and denoted by (1) in the above table), divided by our average subscribers for the period.

We believe CPGA is a useful measure that quantifies the incremental costs to acquire a new subscriber. This measure also provides a gauge to compare our average acquisition costs per new subscriber to that of other wireless communication providers. CPGA is calculated by dividing the sum of equipment margin for handsets sold to new subscribers (equipment revenue less cost of equipment, which costs have historically exceeded the related revenue) and selling expenses related to adding new subscribers by total gross subscriber additions during the relevant period. Retail customer service expenses are excluded from CPGA, as these costs are incurred specifically for existing subscribers.